Chuy’s Holdings, Inc. Announces First Quarter 2020 Financial Results and Business Update

AUSTIN, Texas, May 21, 2020 - Chuy’s Holdings, Inc. (NASDAQ:CHUY) today announced financial results for the first quarter ended March 29, 2020 and a business update.
The Company started to experience the impacts of COVID-19 during the last three weeks of the 13-week quarter ended March 29, 2019 resulting in a decline in traffic, restaurant operating expense deleveraging and the temporary closure of nine restaurants as the Company transitioned to an enhanced all off-premise operating model at 92 of its locations. The Company quickly transformed its existing take-out and delivery business to a safe and efficient operation for its guests as well as employees during the pandemic and has more than tripled its pre-COVID-19 off-premise sales entering the second quarter of 2020. The Company started to reopen some of its dining rooms at very limited capacity during the week ending May 10th and as of May 21, 2020, the Company had reopened the dining rooms at approximately 70 restaurants at varying levels of capacity as allowed by federal, state and local governments. Second quarter-to-date comparable restaurant sales decreased approximately 52.4% from the same period last year.
Selected weekly comparable restaurant sales and average sales per restaurant data for the first and second quarter to-date are as follows:

	-------1Q 2020 -------			------------------------------ 2Q 2020 -------------------------------
	Week Ending			Week Ending
	3/15	3/22	3/29	4/5	4/12	4/19	4/26	5/3	5/10	5/17
Comparable Restaurant Sales	(16.8)%	(67.0)%	(63.5)%	(60.8)%	(57.4)%	(50.2)%	(52.7)%	(61.0)%	(39.4)%	(45.4)%
Average Sales per Restaurant	$73,200	$27,900	$32,656	$33,873	$36,440	$42,660	$42,300	$40,200	$57,500	$48,500
Number of Restaurants	101	101	92	92	92	92	92	92	92	92
Cinco de Mayo had a favorable impact to our comparable restaurant sales during the week ending May 10th, as it was celebrated a week prior in fiscal 2019. Through the week ending May 17th, online ordering sales reached approximately 45% of all off-premise comparable restaurant sales as compared to approximately 18% of all off-premise comparable restaurant sales pre-COVID-19 with delivery sales remaining flat at approximately 20% of total off-premise comparable restaurant sales. Comparable restaurant sales for the week ending May17th were favorably impacted by the reopening of approximately 50 restaurant dining rooms at varying levels of sitting capacity.
Liquidity Update

•
As of May 17, 2020, the Company has approximately $27.0 million in cash and estimates a current cash burn rate of approximately $200,000 per week. The Company’s current estimated net cash burn rate assumes current sales levels and spending, as well as the delay or cancellation of all non-essential planned capital expenditures.

•
Subsequent to the first quarter of fiscal year 2020, the Company amended its revolving credit facility to extend its maturity to April 30, 2022 and provide additional financial flexibility during the COVID-19 pandemic by relaxing financial covenants through the new maturity date.

•
On May 5, 2020, the Company filed a $100.0 million shelf registration statement with the Securities and Exchange Commission. Once this registration statement becomes effective, the company may offer and sell its common stock, preferred stock, debt securities and warrants in one or more offerings at prices and terms determined at the time of each offering.
Steve Hislop, President and Chief Executive Officer of Chuy’s Holdings, Inc. stated, “I’m extremely proud of our entire Chuy’s family as they continue to rise to the challenge of serving our guests safely and adapting our restaurant operations in response to the COVID-19 crisis. We’re pleased that many of our guests opted to celebrate Cinco de Mayo and Mother’s Day with Chuy’s take-out or delivery during May, which we view as a testament to the appeal of our made from scratch offerings, even when consumed at home.” Hislop added, “As states have started a staged approach to opening local businesses, we are excited to have begun the process of re-opening our dining rooms in an orderly fashion. We will continue to work closely with state and local health officials to prioritize the safety and well-being of our guests and employees as we welcome everyone back into our restaurants.”
Highlights for the first quarter ended March 29, 2020 were as follows:

•
Revenue decreased 7.5% to $94.5 million from $102.1 million in the first quarter of 2019 mainly due to a decline in customer traffic resulting from COVID-19 partially offset by incremental revenue from our new restaurants opened subsequent to the first quarter of 2019.

•	Comparable restaurant sales decreased 9.7%. Through the first 10 weeks of the quarter, comparable restaurants sales increased 3.3%.

•
Net loss was $12.4 million, or $0.75 per diluted share, compared to net income of $3.2 million, or $0.19 per diluted share, in the first quarter of 2019. Net loss in the first quarter of 2020 includes a non-cash impairment charge and closed restaurants costs of approximately $18.8 million ($13.1 million, net of tax or $0.79 per diluted share), partially offset by a $0.5 million ($0.03 per diluted share) favorable tax adjustment as a result of the Coronavirus Aid, Relief, and Economic Security Act ("CARES Act"). Net income in the first quarter of 2019 included closed restaurant costs of $0.4 million ($0.4 million, net of tax or $0.02 per diluted share).

•	Adjusted net income(1) was $0.2 million or $0.01 per diluted share as compared to $3.6 million and $0.21 per diluted share in the first quarter of 2019.

•	Restaurant-level operating profit(1) was $12.8 million compared to $15.7 million in the first quarter of 2019.

•	One restaurant opened during the first quarter of 2020 and nine restaurants were temporarily closed during the quarter due to COVID-19.

(1)
Adjusted net income and restaurant-level operating profit are non-GAAP measures. For reconciliations of adjusted net income and restaurant-level operating profit to the most directly comparable GAAP measures see the accompanying financial tables. For a discussion of why we consider adjusted net income and restaurant-level operating profit useful, see “Non-GAAP Measures” below.

First Quarter 2020 Financial Results
Revenue decreased $7.6 million, or 7.5%, to $94.5 million in the first quarter of 2020 compared to the first quarter of 2019. The decrease was primarily driven by a $12.9 million decline in revenue as a result of COVID-19, including the loss of nine operating weeks due to temporary closures of nine restaurants, as well as the loss of 63 operating weeks due to stores closed during fiscal year 2019. The decrease was partially offset by $5.5 million in incremental revenue from an additional 84 operating weeks provided by new restaurants, as well as a 3.3% increase in comparable restaurant revenue prior to COVID-19.
Comparable restaurant sales decreased 9.7% for the thirteen weeks ended March 29, 2020 compared to the thirteen weeks ended March 31, 2019. Prior to the impact of COVID-19 on the Company’s operations, comparable restaurant sales increased 3.3% for the first 10 weeks of the 13-week quarter as a result of a 4.0% increase in average check, partially offset by a 0.7% decrease in average weekly customers. The weekly comparable restaurant sales cadence for the last three weeks of the quarter consisted of the following decreases: 16.8%, 67.0% and 63.5%. The comparable restaurant base consisted of 83 restaurants at the end of the first quarter of 2020.
Total restaurant operating costs as a percentage of revenue increased to 86.5% in the first quarter of 2020 from 84.6% in the first quarter of 2019. The increase in restaurant operating costs as a percentage of revenue was primarily driven by the following:

•	Cost of sales increased 80 basis points primarily as a result of increases in the costs of produce and dairy, partially offset by decreases in the costs of chicken and bar items.

•
Labor costs decreased 40 basis points primarily due to leverage on higher average check, increased labor efficiency due to continued management efforts on implementing best practices in connection with new stores openings, lower store management bonuses and training expense for new managers in response to COVID-19, partially offset by hourly labor rate inflation in comparable stores of approximately 4.0%.

•
Operating expenses increased by 110 basis points primarily due to increases in delivery service charges and to-go supplies as a result of the approximately 32% increase in off-premise sales, higher repair and insurance costs as well as overall sales deleverage of fixed restaurant operating expenses.

•	Occupancy costs increased 70 basis points primarily as a result of sales deleverage of fixed occupancy expenses due to COVID-19 and higher property taxes.

•
Marketing expense decreased 30 basis points primarily due to suspension of Company’s national-level marketing initiatives in response to COVID-19 while relying on more cost effective local store digital marketing efforts.

General and administrative expenses decreased $0.4 million to $5.7 million in the first quarter of 2020 as compared $6.2 million for the same period in 2019 primarily driven by a $0.3 million decrease in performance-based bonuses, and a $0.3 million credit card settlement received in the quarter, partially offset by a $0.2 million increase in management salaries and non-cash stock compensation.
Impairment and closed restaurant costs were $18.8 million ($13.1 million, net of tax or $0.79 per diluted share) during the first quarter of 2020. As a result of the negative impact of COVID-19 on its business, including the temporary closure of nine restaurants, the Company performed an impairment analysis of its restaurants and identified certain restaurants as impaired based on revised assumptions of future restaurant level cash flows as well as a reduction in the expected life of certain operating lease assets. These changes in assumptions resulted in a $18.3 million impairment charge for the three months ended March 29, 2020. The Company also recorded $0.5 million and $0.4 million of closed restaurant costs, which includes rent expense, utility and insurance costs, during the first quarter of 2020 and 2019, respectively.
The Company recorded an income tax benefit of $5.5 million in the first quarter of 2020 compared to an expense of $0.1 million during the comparable period in 2019. The tax benefit was primarily due to a projected annual taxable loss as compared to taxable income last year as well as a tax benefit from the revaluation of deferred tax assets due to an administrative correction of the depreciation recovery period for qualified improvement property and the reinstatement of the net operating loss carryback as a result of CARES Act.
As a result of the foregoing, net loss was $12.4 million, or $0.75 per diluted share, as compared to net income of $3.2 million, or $0.19 per diluted share, in the first quarter of 2019.
Adjusted net income was $0.2 million and $0.01 per diluted share in the first quarter of 2019 as compared to $3.6 million and $0.21 per diluted share in the first quarter of 2019. Please see the reconciliation of net loss to adjusted net income in the accompanying financial tables.
Development Update
During the first quarter, one new restaurant was opened in Frisco, Texas, a suburb of Dallas. The Company has suspended all restaurant development for the remainder of fiscal year 2020.
Share Repurchase Program
During the first quarter of 2020, and prior to the impact of COVID-19 on business operations, the Company repurchased approximately 90,000 shares of its common stock for a total of $1.4 million. As of the end of the first quarter, the Company had $28.6 million remaining under its $30.0 million repurchase program that expires on December 31, 2022. As a result of COVID-19, the Company has suspended further share repurchase activity for the remainder of the year.
2020 Outlook
Due to the ongoing uncertainty around the magnitude and duration of the COVID-19 pandemic, the company has withdrawn its previous financial guidance for fiscal year 2020.

The following definitions apply to these terms as used in this release:
Comparable restaurant sales reflect changes in sales for the comparable group of restaurants over a specified period of time. We consider a restaurant to be comparable in the first full quarter following the 18th month of operations. Changes in comparable sales reflect changes in customer count trends as well as changes in average check.
Average check is calculated by dividing revenue by total entrées sold for a given time period. Average check reflects menu price influences as well as changes in menu mix.
Average weekly customers is measured by the number of entrées sold per week. Our management team uses this metric to measure changes in customer traffic.
Average sales per restaurant is calculated by dividing total weekly sales by number of operating restaurants in a given week.
Total restaurant operating costs includes cost of sales, labor, operating, occupancy and marketing costs.
Conference Call
The Company will host a conference call to discuss financial results for the first quarter of 2020 today at 5:00 p.m. Eastern Time. Steve Hislop, President and Chief Executive Officer, and Jon Howie, Vice President and Chief Financial Officer will host the call.
The conference call can be accessed live over the phone by dialing 877-407-0789 or for international callers by dialing 201-689-8562. A replay will be available after the call and can be accessed by dialing 844-512-2921 or for international callers by dialing 412-317-6671; the passcode is 13704202. The replay will be available until Thursday, May 28, 2020.
About Chuy’s
Founded in Austin, Texas in 1982, Chuy’s owns and operates full-service restaurants across 19 states serving a distinct menu of authentic, made from scratch Tex-Mex inspired dishes. Chuy’s highly flavorful and freshly prepared fare is served in a fun, eclectic and irreverent atmosphere, while each location offers a unique, “unchained” look and feel, as expressed by the concept’s motto “If you’ve seen one Chuy’s, you’ve seen one Chuy’s!”. For further information about Chuy’s, including the nearest location, visit the Chuy’s website at www.chuys.com.
Forward-Looking Statements
Certain statements in this release that are not historical facts, including, without limitation, those relating to the Company’s cash burn rate and related assumptions and other statements that can often be identified by words such as “expect,” “believe,” “intend,” “estimate,” “plans” and similar expressions, and variations or negatives of these words are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the ultimate geographic spread, duration and severity of the coronavirus (COVID-19) outbreak, and the effectiveness of actions taken, or actions that may be taken, by governmental authorities to contain the outbreak or treat its impact, the actual number of restaurant openings and reopenings, the sales at the Company’s restaurants, changes in restaurant development or operating costs, such as food and labor, the Company’s ability to leverage its existing management and infrastructure, changes in restaurant pre-opening expense, general and administrative expenses, capital expenditures, our effective tax rate, impairment and closed restaurant costs, changes in the number of diluted shares outstanding, strength of consumer spending, conditions beyond the Company’s control such as timing of holidays, weather, natural disasters, acts of war or terrorism and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements, except as required by law.

Non-GAAP Measures
We prepare our financial statements in accordance with GAAP. Within our press release, we make reference to non-GAAP restaurant-level operating profit, restaurant-level operating margin and adjusted net income. Restaurant-level operating profit represents (loss) income from operations plus the sum of general and administrative expenses, restaurant pre-opening costs, impairment and closed restaurant costs and depreciation and amortization. Restaurant-level operating profit is presented because: (i) we believe it is a useful measure for investors to assess the operating performance of our restaurants without the effect of non-cash depreciation and amortization expenses; and (ii) we use restaurant-level operating profit internally as a benchmark to evaluate our restaurant operating performance and to compare our performance to that of our competitors. Additionally, we present restaurant-level operating profit because it excludes the impact of general and administrative expenses, which are not incurred at the restaurant level, restaurant pre-opening costs as well as impairment and closed restaurant costs. Although we incur pre-opening costs on an ongoing basis as we continue to open new restaurants, the pre-opening costs, and impairment and closed restaurant costs are not components of a restaurant's ongoing operating expenses. The use of restaurant-level operating profit thereby enables us and our investors to compare operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant-level productivity, efficiency and performance. The use of restaurant-level operating profit as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. We present restaurant-level operating margin for the same reasons we present restaurant level operating profit.
Adjusted net income represents net (loss) income before impairment and closed restaurant costs, the income tax effect of these adjustments and the deferred tax revaluation adjustment. We believe the use of adjusted net income provides additional information to enable us and our investors to facilitate year-over-year performance comparison and a comparison to the performance of our peers.
Restaurant-level operating profit, restaurant-level operating margin and adjusted net income exclude various expenses as discussed above that may materially impact our consolidated results of operations. As a result, these measures are not indicative of the Company’s consolidated results of operations. We present these measures exclusively as supplements to, and not substitutes for, net income or income from operations computed in accordance with GAAP. As supplemental disclosures, restaurant-level operating profit, restaurant-level operating margin and adjusted net income should not be considered as alternatives to net income or income from operations as an indicator of our performance or as alternatives to any other measure determined in accordance with GAAP.

Chuy’s Holdings, Inc.
Unaudited Condensed Consolidated Income Statements
(In thousands, except share and per share data)

	Thirteen Weeks Ended
	March 29, 2020		March 31, 2019
Revenue	$94,500	100.0%	$102,111	100.0%

Costs and expenses:
Cost of sales	24,562	26.0	25,715	25.2
Labor	33,580	35.5	36,699	35.9
Operating	14,585	15.4	14,559	14.3
Occupancy	7,986	8.5	7,982	7.8
General and administrative	5,720	6.1	6,167	6.0
Marketing	1,009	1.1	1,451	1.4
Restaurant pre-opening	860	0.9	718	0.7
Impairment and closed restaurant costs	18,773	19.9	372	0.4
Depreciation and amortization	5,289	5.5	5,077	5.0
Total costs and expenses	112,364	118.9	98,740	96.7
(Loss) income from operations	(17,864)	(18.9)	3,371	3.3
Interest expense, net	52	0.1	39	—
(Loss) income before income taxes	(17,916)	(19.0)	3,332	3.3
Income tax (benefit) expense	(5,512)	(5.9)	115	0.1
Net (loss) income	$(12,404)	(13.1)%	$3,217	3.2%

Net (loss) income per common share: Basic	$(0.75)		$0.19
Net (loss) income per common share: Diluted	$(0.75)		$0.19

Weighted-average shares outstanding: Basic	16,635,340		16,870,154
Weighted-average shares outstanding: Diluted	16,635,340		16,955,324

Reconciliation of GAAP net (loss) income and net (loss) income per share to adjusted results
(Unaudited, in thousands except share and per share data)

	Thirteen Weeks Ended
	March 29, 2020	March 31, 2019
Net (loss) income as reported	$(12,404)	$3,217
Impairment and closed restaurant costs	18,773	372
Income tax effect on adjustment (1)	(5,636)	(19)
Deferred tax revaluation adjustment (2)	(533)	—
Adjusted net income	$200	$3,570

Adjusted net income per common share: Basic	$0.01	$0.21
Adjusted net income per common share: Diluted	$0.01	$0.21

Weighted-average shares outstanding: Basic	16,635,340	16,870,154
Weighted-average shares outstanding: Diluted	16,635,340	16,955,324

(1)
Reflects the tax expense associated with the adjustments for impairment and closed restaurant costs during the thirteen weeks ended March 29, 2020 and March 31, 2019. The tax expense was calculated based on the change in the tax provision calculation after adjusting for the reconciling item.

(2)	Reflects the tax benefit recorded in the quarter associated with the CARES Act administrative correction of the depreciation recovery period for qualified improvement property.

Reconciliation of GAAP (loss) income from operations to restaurant-level operating profit
(Unaudited, in thousands)

	Thirteen Weeks Ended
	March 29, 2020	March 31, 2019
(Loss) income from operations as reported	$(17,864)	$3,371
General and administrative	5,720	6,167
Restaurant pre-opening	860	718
Impairment and closed restaurant costs	18,773	372
Depreciation and amortization	5,289	5,077
Restaurant-level operating profit	$12,778	$15,705

Restaurant-level operating margin (1)	13.5%	15.4%

(1)	Restaurant-level operating margin is calculated by dividing restaurant-level operating profit by revenue.

Chuy’s Holdings, Inc.
Unaudited Selected Balance Sheet Data
(In thousands)

	March 29, 2020	December 29, 2019
Cash and cash equivalents	$28,023	$10,074
Total assets	449,414	446,069
Long-term debt	25,000	—
Total stockholders’ equity	181,396	194,936

Investor Relations
Fitzhugh Taylor
203-682-8261
investors@chuys.com